Exhibit 10.1

THOUGHTWORKS HOLDING, INC.
PERFORMANCE SHARE UNIT NOTICE
(2021 OMNIBUS INCENTIVE PLAN)
Thoughtworks Holding, Inc. (the “Company”), pursuant to its 2021 Omnibus Incentive Plan (the “Plan”), hereby grants to Participant an Award of Performance Share Units (“PSUs”) for the target number of shares of Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Performance Share Unit Notice (this “Grant Notice”) and in the PSU Agreement, including the additional terms and conditions for certain countries, as set forth in the appendix attached thereto (attached hereto as Attachment I) and the Plan, both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein but defined in the Plan or the PSU Agreement will have the same meaning as in the Plan or the PSU Agreement, as applicable. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.

Name of Participant:
Date of Grant:
Performance Period:	The period commencing XXXXX and ending XXXXX (the “Performance Period”).
Vesting Date and Target Number of Shares of Stock Subject to this Award ("Target PSUs"):

Issuance Schedule:    Subject to any adjustment as provided in Section 10(a) of the Plan, one (1) share of Stock will be issued for each PSU that vests, with the time of issuance set forth in Section 6 of the PSU Agreement.
Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the PSU Agreement and the Plan. Participant acknowledges and agrees that this Grant Notice and the PSU Agreement may not be modified, amended or revised, except as provided in the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the PSU Agreement and the Plan set forth the entire agreement and understanding between Participant and the Company regarding the acquisition of Stock pursuant to the Award specified above and supersede all prior oral and written agreements, promises and/or representations on that subject, with the exception of (i) Awards previously granted and delivered to Participant, and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Thoughtworks Holding, Inc. By: Signature Title: Date: Participant: Signature Date:
ATTACHMENTS: PSU Agreement; Performance-Vesting Conditions
2

ATTACHMENT I

THOUGHTWORKS HOLDING, INC.
2021 OMNIBUS INCENTIVE PLAN
PSU AGREEMENT
Pursuant to the Performance Share Unit Notice (the “Grant Notice”) and this PSU Agreement, including the additional terms and conditions for certain countries, as set forth in the appendix attached hereto (this “Agreement”), Thoughtworks Holding, Inc. (the “Company”) has granted you an Award of PSUs under its 2021 Omnibus Incentive Plan (the “Plan”), with respect to the target number of shares of Stock indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same meaning as in the Plan.
If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. The details of your Award of PSUs (this or your “Award”), in addition to those set forth in the Grant Notice and the Plan, are as follows:
1.Grant of the Award. This Award represents the right to be issued, on a future date, one (1) share of Stock for each PSU that vests on the Vesting Date (subject to any adjustment under Section 3 below), as indicated in the Grant Notice. Each PSU is a notional unit that represents the right to receive one (1) share of Stock following the vesting of such PSU and satisfaction of the other requirements contained herein. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by or on behalf of the Company for your benefit (the “Account”) the number of shares of Stock subject to the Award. This Award was granted in consideration of your services to the Company. Notwithstanding the foregoing, if you are employed and/or reside outside of the United States, the Company will require you to sell shares of Stock issued upon settlement of the PSUs immediately or within a specified period following your Termination, and you hereby agree that the Company shall have the authority to issue sale instructions in relation to such shares of Stock on your behalf; provided, that, the Company, in its sole discretion, may elect to provide for the settlement of the PSUs in the form of a cash payment (in an amount equal to the Fair Market Value of the shares of Common Stock that correspond to the vested PSUs) to the extent that settlement in shares of Stock (a) is prohibited under local law, (b) would require you, or the Company or any of its Affiliates, to obtain the approval of any governmental or regulatory body in your country of employment and/or residency, (c) would result in adverse tax consequences for you or the Company or any of its Affiliates or (d) is administratively burdensome.
2.Vesting. Subject to the limitations contained herein, your Award will vest as provided in your Grant Notice and Attachment II. You will be unable to vest in your Award following your Termination. Upon your Termination, the PSUs credited to the Account that were not vested on the date of such Termination will be forfeited at no cost to the Company, and you will have no further right, title or interest in or to such underlying shares of Stock. Notwithstanding anything to the contrary, in the event a Termination due to your death or Disability occurs after the end of the Performance Period, your Award will not be forfeited and will vest as provided in your Grant Notice and Attachment II as if you remained employed through the Vesting Date.
3.Number of Shares. The number of shares of Stock subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in the Plan. Any additional PSUs, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Committee, to the same forfeiture restrictions, restrictions on transferability and time and manner of delivery as applicable to the other PSUs covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
4.Securities Law Compliance. You may not be issued any shares of Stock under your Award unless the shares of Stock underlying the PSUs are then registered under the Securities Act or, if not registered, the Company has determined that such issuance of the shares would be exempt from the registration requirements of the Securities Act. The issuance of shares of Stock must also comply with all other applicable laws and regulations governing the Award and the Company’s policies, and you shall not receive such Stock if the Company determines that such receipt would not be in material compliance with such laws, regulations or Company policies, if applicable.
5.Transfer Restrictions. Prior to the time that shares of Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except that, upon receiving written permission from the Committee or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company, designate a third party who, on your death, will thereafter be entitled to receive the shares issuable in respect of your Award, and in the absence of such a designation, your executor or administrator of your estate will be entitled to receive any Stock or other consideration that vested but was not issued before your death. For example, you may not use shares that may be issued in respect of your PSUs as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested PSUs.
6.Date of Issuance. The issuance of shares in respect of the PSUs is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner. The Company shall issue to you one (1) share of Stock (or, pursuant to Section 1 above, the equivalent value in cash) for each PSU that vests, if any, as soon as practicable on or following the Vesting Date (subject to any adjustment under Section 3 above) and in any event no later than March 15th of the calendar year immediately following the calendar year in which the Vesting Date occurs. The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
7.Dividends. If, after the Date of Grant and prior to settlement of the PSUs, dividends with respect to shares of Stock are declared or paid by the Company, you shall be entitled to receive Dividend Equivalents with respect to each such unsettled PSU, in an amount, without interest, equal to the cumulative dividends declared or paid on one (1) share of Stock during such period, if any, to the extent such PSU vests in accordance with the terms and conditions of the Grant Notice and this Agreement. The Dividend Equivalents will be paid on the date of settlement of the underlying PSU, in cash or shares of Stock, as determined by the Company in its sole discretion. If the underlying PSU is forfeited or canceled prior to the applicable date of settlement for any or no reason, any accrued and unpaid Dividend Equivalents related to such forfeited or canceled PSU shall be forfeited and canceled.
8.Restrictive Legends. The shares of Stock issued under your Award shall be endorsed with appropriate legends, if applicable, as determined by the Company.
9.Nature of Grant. In accepting the PSUs, you acknowledge and agree that:
a.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);
b.the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs or other awards have been granted in the past
c.all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
d.your participation in the Plan is voluntary;
e.the PSUs and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any of its Affiliates and shall not interfere with the ability of the Service Recipient to terminate your employment or service relationship (as otherwise may be permitted under local law);

f.unless otherwise agreed with the Company, the PSUs and any shares of Stock acquired upon settlement of the PSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Affiliate;
g.the PSUs and any shares of Stock acquired under the Plan, and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal or other end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company any of its Affiliates;
h.the future value of the shares of Stock underlying the PSUs is unknown, indeterminable and cannot be predicted with certainty;
i.no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from your Termination (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, in consideration of the PSUs, you agree not to institute any claim against the Company or the Service Recipient;
j.for purposes of the PSUs, your employment will be considered terminated as of the date you are no longer actively providing services (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing services or the terms of your employment or service agreement, if any), and unless otherwise determined by the Company, your right to vest in the PSUs will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any); the Committee or its delegate shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Award (including whether you may still be considered to be providing services while on a leave of absence);
k.the PSUs and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion to have the PSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock; and
l.if your local currency is different than the U.S. dollar, neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the PSUs or any amounts due to you pursuant to the settlement of the PSUs or the subsequent sale of any shares of Stock acquired upon settlement of the PSUs.
10.Tax-Related Items.
a.You acknowledge and agree that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you even if technically due by the Company or an Affiliate (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs or the underlying shares of Stock, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You will not make any claim against the Company, or any of its officers, directors, employees or Affiliates, related to liabilities for

Tax-Related Items arising from your Award or your other compensation. If you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b.To the extent that Tax-Related Items are payable, the Company shall, in its sole discretion, elect to satisfy all or any portion of the Tax-Related Items relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; (iii) withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Award with an aggregate Fair Market Value (measured as of the date shares of Stock are issued to pursuant to Section 6) approximately equal to the amount of such Tax-Related Items; provided, that, to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Committee; (iv) require you to enter into a “same day sale” commitment, whereby you shall deliver an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell a requisite number of shares of Stock and deliver all or part of the sale proceeds to the Company and/or its Affiliates in payment of the amount necessary to satisfy the Tax Related Items; or (v) such other arrangements as are satisfactory to the Committee and would not result in a violation of Section 16(b) of the Exchange Act, if applicable. If the obligation for Tax-Related Items is satisfied through withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Award, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the PSUs, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items. You will have no further rights with respect to any shares of Stock that are retained by the Company pursuant to this provision. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or if not refunded, you may be able to seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. For the avoidance of doubt, you shall not have any discretion to elect a method of payment for Tax-Related Items.
c.Unless the obligations pertaining to Tax-Related Items are satisfied, the Company shall have no obligation to deliver to you any shares of Stock.
d.In the event the Company’s or an Affiliate’s obligation to withhold arises prior to the delivery to you of shares of Stock or it is determined after the delivery of shares of Stock to you that the amount of the Company’s or an Affiliate’s withholding obligations was greater than the amount withheld by the Company or an Affiliate, you agree to indemnify and hold the Company and its Affiliates harmless from any failure by the Company or an Affiliate to withhold the proper amount.
11.Notices. Any notices provided for in your Award or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
12.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered a general, unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement.
13.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award and is further subject to all interpretations,

amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, USA. ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN YOU AND THE COMPANY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS RELATING TO ARBITRATION SET FORTH IN THE PLAN.
14.Appendix. Notwithstanding any provisions in this Agreement, the PSUs shall be subject to any additional or different terms and conditions set forth in the Appendix to this Agreement for certain country or countries (the “Appendix”). Moreover, if you relocate to any country included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons or the Company may establish additional terms to facilitate your relocation. The Appendix constitutes part of this Agreement.
15.Clawback/Recoupment Policy. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
16.Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.
17.Effect on Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.
18.Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Stock to be issued pursuant to this Award until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
19.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
20.Data Privacy. You acknowledge and accept consent to the collection, use and transfer, in electronic or other form, of personal data as described in Section 20(g) of the Plan (such Section 20(g) of the Plan is incorporated herein by reference and made a part hereof) by and among, as applicable, the Company, its Affiliates, third-party administrator(s) and other possible recipients for the exclusive purpose of implementing, administering and managing the Plan and Awards and your participation in the Plan.

21.Miscellaneous.
a.The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
a.The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
b.You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
c.You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by you or any other participant.
d.This Agreement will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
e.By participating in the Plan, you agree to comply with the Company’s policy on insider trading (to the extent that it is applicable to you). You further acknowledge that, depending on your or your broker’s country of residence or where the shares of Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of stock (e.g., PSUs) or rights linked to the value of shares of Stock, during such times you are considered to have “inside information” regarding the Company as defined by the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and that you should therefore consult your personal advisor on this matter.
f.All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition of all or substantially all of the business and/or assets of the Company.
g.You agree to repatriate all payments attributable to the shares of Stock and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in your country of employment (and country of residence, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and any of its Affiliates, as may be required to allow the Company and any of its Affiliates to comply with local laws, rules and/or regulations in your country of employment (and country of residence, if different). Finally, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of employment (and country of residence, if different).
h.If you are employed or resident outside the United States, the grant of the Award is not intended to be a public offering of securities in your country of employment (or country of residence, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Award is not subject to the supervision of the local securities authorities.

i.If you are resident in a country where English is not an official language, you acknowledge and agree that it is your express intent that this Agreement and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award be drawn up in English. Further, you acknowledge that you are sufficiently proficient in English to understand the terms and conditions of this Agreement and any documents related to the Plan or have had the ability to consult with an advisor who is sufficiently proficient in the English language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
*        *        *
This Agreement will be deemed to be signed by you upon the signing by you of the Performance Share Unit Notice to which it is attached.

ATTACHMENT II

THOUGHTWORKS HOLDING, INC.
2021 OMNIBUS INCENTIVE PLAN
PERFORMANCE-VESTING CONDITIONS

APPENDIX TO AGREEMENT
COUNTRY-SPECIFIC TERMS, CONDITIONS AND NOTIFICATIONS

Terms and Conditions
This Appendix includes additional terms and conditions that govern the PSUs granted to you under the Plan if you reside and/or work outside of the United States. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Plan and/or the Agreement to which this Appendix is attached.
If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Date of Grant, are a consultant, change employment status to a consultant, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the terms and conditions contained herein shall be applicable to you.
Notifications
This Appendix also includes information regarding securities, tax, and certain other issues of which you should be aware with respect to participation in the Plan. The information is provided solely for your convenience and is based on the securities, tax, and other laws in effect in the respective countries as of August 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date by the time you vest in or receives shares of Stock underlying the PSUs or sell any shares of Stock.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.
Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) AND THE UNITED KINGDOM
Data Privacy Notice. If you reside and/or work in the EU/EEA or the United Kingdom, the following provision replaces Section 20 of the Agreement:
The Company, with its principal office at 200 East Randolph Street, 25th Floor, Chicago, Illinois, United States of America, is the controller responsible for the processing of your personal data by the Company and the third parties noted below.
j.Data Collection, Processing and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes and uses certain personal information about you for the legitimate purpose of implementing, administering and managing the Plan and generally administering PSUs, specifically your name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any shares of Stock or directorships held in the Company, and details of the PSUs or any other entitlement to shares of Stock, canceled, exercised, vested, unvested or outstanding in your favor (“Personal Data”). In granting PSUs under the Plan, the Company will collect, process, use, disclose and transfer (collectively, “Processing”) Personal Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the Processing of Personal Data is the Company’s legitimate business interests of managing the Plan, administering PSUs and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under this Agreement and the Plan. Your refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. As such, by accepting the PSUs, you voluntarily acknowledge the Processing of your Personal Data as described herein.
k.Outside Service Providers. The Company and the Service Recipient may transfer Personal Data to UBS Financial Services Inc. and its affiliates, an independent service provider based in the United States of America (the “Plan Broker”), which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your Personal Data with another company that serves in a similar manner. The Processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan. When receiving your Personal Data, if applicable, the Plan Broker provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer solutions. By accepting the PSUs, you understand that the Plan Broker will Process your Personal Data for the purposes of implementing, administering and managing your participation in the Plan.
l.International Personal Data Transfers. The Plan and PSUs are administered in the United States of America, which means it will be necessary for Personal Data to be transferred to, and Processed in the United States of America. When transferring Personal Data to the United States of America, the Company provides appropriate safeguards in accordance with the Standard Contractual Clauses or other appropriate cross-border transfer solutions. You may request a copy of the appropriate safeguards with the Plan Broker or the Company by contacting your human resources representative.
m.Data Retention. The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. When the Company no longer needs Personal Data related to the Plan, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with applicable law.
n.Data Subject Rights. To the extent provided by law, you have the right to (i) subject to certain exceptions, request access or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on Processing of Personal Data, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding your rights or to exercise your rights, you may contact your human resources representative. You also have the right to object, on grounds related to a particular situation, to the Processing of Personal Data, as well as opt-out of the Plan, in any case without cost, by contacting your human resources representative in writing. Your provision of Personal Data is a contractual requirement. You understand, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer the PSUs, or grant other awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, you may contact your human resources representative in writing.
AUSTRALIA
Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to conditions in the Act).
BRAZIL
1.Compliance with Law. By accepting the PSUs, you expressly agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the settlement of the PSUs, the receipt of any dividends, and the sale of any shares of Stock acquired under the Plan.
2.Labor Law Acknowledgement. You expressly agree that (a) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to your employment; (b) the Agreement and the Plan are not part of the terms and conditions of your employment; and (c) the income from the PSUs, if any, is not part of your remuneration from employment.
3.Nature of Grant. The following provision supplements Section 9 of the Agreement:
a.By accepting the PSUs, you agree that (a) you are making an investment decision; (b) the PSUs will vest only if the vesting conditions are met and any necessary services are rendered by you over the vesting period, and (c) the value of the shares of Stock subject to the PSUs is not fixed and may increase or decrease in value over the vesting period without compensation to you.
CANADA
Form of Settlement. Notwithstanding any provision in the Plan or Agreement to the contrary, the PSUs will be settled only in shares of Stock, not cash.
Securities Law Information. You acknowledge that you are permitted to sell shares of Stock acquired under the Plan through the designated broker, if any, provided the sale of such shares of Stock takes place outside of Canada through the facilities of a stock exchange on which the shares of Stock are listed.
Termination. The following provision replaces Section 9.j of the Agreement:
For purposes of the PSUs, your service is considered terminated as of the date you are no longer actually employed or otherwise rendering service to the Company or any Affiliate (regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment or other laws or the terms of your employment or service contract, if any). Unless otherwise extended by the Company or expressly provided in the Agreement, your right to vest in the PSUs, if any, will terminate effective as of such date (the “Termination Date”). The Termination Date will not be extended by any common law notice period. Notwithstanding the foregoing, however, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the PSUs under the Agreement, if any, will be allowed to continue for that minimum notice period but then immediately terminate effective as of the last day of your minimum statutory notice period.

In the event the date you are no longer providing actual service cannot be reasonably determined under the terms of this Agreement and/or the Plan, the Company shall have the exclusive discretion to determine when you are no longer actively providing service for purposes of the PSUs (including whether you may still be considered to be providing service while on a leave of absence). Any portion of the PSUs that is not vested on the Termination Date shall terminate immediately and be null and void. Subject to the foregoing, unless the applicable employment standards legislation specifically requires, in your case, you will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your service is terminated (as determined under this provision), nor will you be entitled to any compensation for lost vesting.
4.English Language Consent - Quebec. The following provision applies to residents of Quebec:
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressément souhaité la rédaction en anglais du Contrat d’Attribution, ainsi que tous les documents exécutés, avis donnés et procédures judiciaires intentées, en vertu du, ou liés directement ou indirectement, au présent Contrat d’Attribution.
CHILE
1.Securities Law Information.
b.The offer deals with securities not registered in the Registry of Securities or in the Registry of Foreign securities of the Chilean Commission for the Financial Market, and therefore:
a.The securities shall not be subject to public offering in Chile; and
b.The issuer is not subject to the oversight of the Chilean Commission for the Financial Market nor to the continual information obligations that Chilean law and regulations require from registered issuers.
c.La oferta trata sobre valores no inscritos en el Registro de Valores ni en el Registro de Valores Extranjeros que lleva la Comisión para el Mercado Financiero de Chile y, por tanto:
a.No podrá hacerse oferta pública en Chile de esos valores; y
b.El emisor no está sometido a la fiscalización de la Comisión para el Mercado Financiero de Chile ni a las obligaciones de información continua que, por ley y normativa, se exige a los emisores inscritos.
CHINA
The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China (“China”) resident in mainland China, as determined by the Company in its sole discretion. Such provisions may also apply to non-PRC nationals, to the extent required by the Company or by the China State Administration of Foreign Exchange (“SAFE”).
Exchange Control Approval. The vesting of the PSUs is conditioned upon the Company securing all necessary approvals from the SAFE to permit operation of the Plan.
Shares of Stock Must Be Held with Designated Broker. All shares of Stock issued upon settlement of the PSUs will be deposited into a personal brokerage account established with the Company’s designated broker (or any successor broker designated by the Company), on your behalf. You understand that you may not transfer the shares of Stock out of the brokerage account. If the Company changes its designated broker, you acknowledge and agree that the Company may transfer any shares of Stock issued under the

Plan to the new designated broker if necessary for legal or administrative reasons. You agree to sign any documentation necessary to facilitate the transfer.
Mandatory Sale of Shares of Stock Following Termination. You are required to sell all shares of Stock acquired upon settlement of the PSUs no later than 90 days following your Termination (or such earlier date as may be required by the SAFE), in which case, this Appendix shall give the Company the authority to issue sales instructions on your behalf). If any shares of Stock remain outstanding on the 90th day following your Termination (or such earlier date as may be required by SAFE), you hereby direct, instruct and authorize the Company to issue sale instructions on your behalf.
You agree to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the shares of Stock (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. You acknowledge that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of shares of Stock at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the shares of Stock are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to you in accordance with applicable exchange control laws and regulations.
Mandatory Sale of Shares of Stock Following Termination. You understand and agree that, pursuant to local exchange control requirements, you will be required to promptly repatriate to China the proceeds from the sale of any shares of Stock acquired under the Plan. You further understand that such repatriation of proceeds may need to be effected through a special bank account established by the Company or its Subsidiaries, and you hereby consent and agree that proceeds from the sale of shares of Stock acquired under the Plan may be transferred to such account by the Company on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account. The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Stock are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company or its Subsidiaries in China in the future to facilitate compliance with exchange control requirements in China. You acknowledge and agree that the processes and requirements set forth herein shall continue to apply following your Termination.
Administration. Neither the Company nor any of its Subsidiaries shall be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the Award in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.
ECUADOR
No country-specific provisions.
FINLAND
No country-specific provisions.
GERMANY
No country-specific provisions.

HONG KONG
1.Form of Settlement. Notwithstanding any provision in the Plan or Agreement to the contrary, the PSUs will be settled only in shares of Stock, not cash.
2.Sale of Shares. If, for any reason, shares of Stock are issued to you within six (6) months after the Date of Grant, you agree that you will not sell or otherwise dispose of any such shares of Stock prior to the six (6) month anniversary of the Date of Grant.
3.Important notice/Warning. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the document, you should obtain independent professional advice. The PSUs and shares of Stock issued upon settlement of the Award do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Affiliates. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The PSUs and the underlying shares of Stock are intended only for the personal use of each Eligible Person and may not be distributed to any other person.
4.Wages. The PSUs and the underlying shares of Stock do not form part of your wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.
INDIA
Repatriation Requirements. You expressly agree to repatriate all dividends and sale proceeds attributable to shares of Stock acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company nor any of its Affiliates shall be liable for any fines or penalties resulting from your failure to comply with applicable laws, rules or regulations.
ITALY
Plan Document Acknowledgment. In accepting the PSUs, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix.
More specifically, you acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Section 2 (Vesting); Section 6 (Date of Issuance); Section 9 (Nature of Grant); Section 10 (Tax-Related Items), Section 13 (Governing Plan Document) and the data privacy provisions in the Appendix for Participants that reside and/or work in the EU/EEA and the United Kingdom; and the terms and conditions in this Appendix.
NETHERLANDS
Waiver of Termination Rights. You hereby waive any and all rights to compensation or damages as a result of your Termination for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements under the Plan, or (ii) your ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.
ROMANIA
Termination. Your employment may be deemed to terminate where your employment contract, if any, is terminated by operation of law on the date you reach the standard retirement age and have completed the minimum contribution record for receipt of state retirement pension or the relevant authorities award you an early-retirement pension of any type.

English Language. You hereby expressly agree that this Agreement, the Plan as well as all documents, notices and proceedings entered into, relating directly or indirectly hereto, be drawn up or communicated only in the English language. Angajatul consimte în mod expres prin prezentul ca acest Contract, Plan precum şi orice alte documente, notificări, înştiinţări legate direct sau indirect de acest Contract să fie redactate sau efectuate doar în limba engleză.
SINGAPORE
1.Securities Law Information. The grant of the PSUs under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should note that the PSUs are subject to section 257 of the SFA and you will not be able to make any subsequent sale of the underlying shares of Stock in Singapore, or any offer of such subsequent sale of the shares of Stock subject to the PSUs in Singapore, unless such sale or offer is made (i) after six (6) months from the Date of Grant or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
SPAIN
1.Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. This provision supplements the terms of Section 9 of the Agreement:
In accepting the PSUs, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and in its sole discretion granted the PSUs under the Plan to individuals who may be employees of the Company and its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, you understand that the PSUs are granted on the assumption and condition that the PSUs and the shares of Stock acquired upon settlement of the PSUs shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of the PSUs shall be null and void.
You understand and agree that, as a condition of the grant of the PSUs, your Termination for any reason (including the reasons listed below) will automatically result in the loss of the PSUs to the extent the PSUs have not vested as of date that you cease active employment. In particular, you understand and agree that unless otherwise provided in the Agreement, any portion of the PSUs that is unvested as of the date you cease active employment will be forfeited without entitlement to the underlying shares of Stock or to any amount of indemnification in the event of Termination by reason of, but not limited to, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985. You acknowledge that you have read and specifically accept the conditions referred to in the Agreement regarding the impact of a Termination on the PSUs.
1.Securities Law Information. The PSUs and the shares of Stock described in this Agreement do not qualify under Spanish regulations as securities. With respect to the grant of PSUs under the Plan, no “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
THAILAND
No country-specific provisions.
UNITED KINGDOM
1.Taxes. This provision shall supplement Section 10 of the Agreement:
Without limitation to Section 10 of the Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company, the Service Recipient or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and its Affiliates against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Service Recipient (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Service Recipient may recover from you at any time thereafter by any of the means referred to in Section 10 of the Agreement.
2.Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the PSUs, whether or not as a result of a Termination (whether the Termination is in breach of contract or otherwise), or from the loss or diminution in value of the PSUs. Upon the grant of the PSUs, you will be deemed to have waived irrevocably any such entitlement.
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